Exhibit 99.1

OUTERWALL INC. ANNOUNCES 2015 THIRD QUARTER RESULTS

Delivers Solid Profitability and Strong Operating and Free Cash Flow Growth;

Generated Net Income Growth of More Than 108 Percent Year-Over-Year;

Raises 2015 Full Year Core EPS Guidance

BELLEVUE, Wash.—October 29, 2015—Outerwall Inc. (Nasdaq: OUTR) today reported financial results for the third quarter ended September 30, 2015.

“Our performance in the third quarter underscores our ability to drive the bottom-line,” said Erik E. Prusch, Outerwall’s chief executive officer. “Redbox was challenged by the lowest theatrical box office in four years for Redbox titles and revenue was lower than we expected. However, we continued to control costs and create efficiencies as our Redbox and Coinstar businesses generated solid margins and cash flow. We remain focused on moving ecoATM to profitability as quickly as possible and made progress in a number of key operational areas due to our deliberate efforts to reduce costs. We are also determined to prudently drive top-line performance and are working on multiple fronts to make that happen.”

	2015	2014	Change
	Third Quarter	Third Quarter	%
GAAP Results
• Consolidated revenue	$512.1 million	$549.9 million	(6.9)%
• Income from continuing operations	$37.6 million	$22.1 million	69.9%
• Net income	$37.3 million	$17.9 million	108.7%
• Diluted earnings from continuing operations per common share*	$2.12	$1.12	89.3%
• Net cash provided by operating activities	$85.6 million	$49.6 million	72.4%

Core Results**
• Core adjusted EBITDA from continuing operations	$119.7 million	$115.9 million	3.3%
• Core diluted EPS from continuing operations*	$2.21	$1.67	32.3%
• Free cash flow	$65.6 million	$30.3 million	116.3%

*	Beginning in the first quarter of 2015, the company applied the two-class method of calculating earnings per share for its GAAP results because the impact of unvested restricted shares as a percentage of total common shares outstanding became more dilutive given the level of stock repurchases over the prior year. Core diluted EPS from continuing operations continues to be reported under the treasury stock method.
**	Refer to Appendix A for a discussion of Use of Non-GAAP Financial Measures and Core and Non-Core Results.

Highlights from the third quarter 2015 include:

•	The company continued to focus on effectively managing expenses across the enterprise, delivering 3.3% year-over-year growth in core adjusted EBITDA from continuing operations despite revenue decreasing 6.9%

•	Core diluted EPS from continuing operations increased 32.3% to $2.21 reflecting increased profitability and a lower share count

•	Repurchased 938,586 shares of common stock for $60.8 million

•	Generated 116.3% growth in free cash flow (FCF) to $65.6 million bringing the year-to-date total to $206.6 million

“Our continued focus on operational excellence drove strong third quarter results, with significant year-over-year increases in free cash flow, core adjusted EBITDA and core diluted EPS,” said Galen C. Smith, Outerwall’s chief financial officer. “We generated more than $65.6 million in free cash flow during the quarter, an increase of 116.3 percent from the third quarter last year. We continued our balanced approach to capital allocation and repurchased more than 900,000 shares in the quarter, or 5.2 percent of shares outstanding. We remain on track to uphold our commitment of returning 75 to 100 percent of annual free cash flow to shareholders directly through share repurchases and quarterly cash dividends.”

Smith continued: “Our performance in the quarter demonstrates our ability to continue delivering strong financial results despite exceptionally weak content that impacted revenue and rentals in our Redbox business. We will continue driving Outerwall’s financial performance, managing expenses and improving profitability to both reinvest in the business and enhance the bottom-line.”

CONSOLIDATED RESULTS

GAAP Results

Consolidated revenue for the third quarter of 2015 was $512.1 million compared with $549.9 million in the third quarter of 2014. The $37.8 million decrease was due primarily to a $39.7 million decrease in revenue from Redbox driven by a decline in rentals and the removal of underperforming kiosks, partially offset by the price increases for movie content implemented in December 2014. Movie rentals were impacted primarily by lower total box office of movie titles released including seven fewer titles, the timing of the release slate, a higher impact from secular decline in the physical market and lower demand from price-sensitive customers following the price increases which is heightened in periods of weak content. Revenue from the ecoATM and Coinstar segments increased by $1.2 million and $0.6 million, respectively, in the third quarter of 2015 compared with the third quarter of 2014.

Income from continuing operations for the third quarter of 2015 was $37.6 million, or $2.12 of diluted earnings from continuing operations per common share, compared with income from continuing operations of $22.1 million, or $1.12 of diluted earnings from continuing operations per common share, in the third quarter of 2014. The increases were primarily due to an increase in operating income from the Redbox and Coinstar segments, as a result of lower direct operating expenses, lower kiosk related depreciation, and ongoing cost reduction initiatives.

Net cash provided by operating activities increased 72.4% to $85.6 million in the third quarter of 2015, compared with $49.6 million in the third quarter of 2014. The increase was primarily due to a decrease in net cash outflows from changes in working capital.

Cash capital expenditures for the third quarter of 2015 increased 3.4% to $19.9 million, compared with $19.3 million in the third quarter of 2014, as the result of timing of ongoing investments in the businesses.

Core Results

Core adjusted EBITDA from continuing operations for the third quarter of 2015 was $119.7 million, an increase of $3.8 million, or 3.3%, compared with $115.9 million for the third quarter of 2014. The increase was primarily due to increased segment operating income from the Redbox and Coinstar segments.

Core diluted EPS from continuing operations for the third quarter of 2015 was $2.21, an increase of 32.3% compared with $1.67 per diluted share in the third quarter of 2014. The increase was primarily attributable to increased segment operating income from the Redbox and Coinstar segments, and a reduction in the number of weighted average shares used in the diluted per share calculation due to stock repurchases. Non-core adjustments in the third quarter of 2015 totaled $0.05 compared with $0.51 in the third quarter of 2014.

Free cash flow for the third quarter of 2015 was $65.6 million, an increase of $35.3 million, or 116.3%, compared with $30.3 million in the third quarter of 2014, primarily driven by higher net operating cash flow.

SEGMENT RESULTS

Redbox

Redbox segment revenue for the third quarter of 2015 was $395.4 million compared with $435.1 million in the third quarter of 2014. The decrease of $39.7 million reflects $35.8 million attributed to a decline in total disc rentals and $3.9 million related to a decrease in revenue from kiosks removed subsequent to the third quarter of 2014 as a result of continued efforts to optimize the network by removing underperforming kiosks.

Redbox generated approximately 132.6 million rentals in the third quarter of 2015, down from approximately 170.8 million rentals in the third quarter of 2014. The decline in rentals was driven by several factors, including a substantially lower box office which was 45.3% lower and included seven fewer titles than the third quarter of 2014, the timing of the release slate, a higher impact from secular decline in the physical market, lower demand from price-sensitive customers following the price increases implemented in December 2014 and January 2015, which is heightened during periods of weak content, and a decline in video game rentals due to consumer transition to new generation platforms and the limited new release titles available for the new platforms.

Net revenue per rental was $2.96 in the third quarter of 2015, an increase of $0.42, or 16.5%, from $2.54 in the third quarter of 2014. The increase in net revenue per rental was primarily the result of the impact of the increase in daily rental prices, partially offset by the expected increase in single night rental activity and lower demand from price-sensitive customers as a result of the price increases; a decrease in Blu-ray revenue primarily as a result of fewer Blu-ray releases; and a decrease in video game revenue resulting from the consumer transition to new generation platforms and a lack of new release content availability related to the transition and seasonality of publisher release schedules.

Redbox segment operating income in the third quarter of 2015 was $90.4 million, an increase of $2.1 million or 2.4%, compared with $88.3 million in the third quarter of 2014. Segment operating margin increased 260 basis points to 22.9% in the third quarter of 2015, compared with segment operating margin of 20.3% in the third quarter of 2014, primarily attributable to an improvement in gross margin related to the price increases and lower spending on content in the third quarter of 2015 due to fewer movie releases and weak content, lower games purchases due to the consumer transition to new generation platforms, and lower cost per title driven by studio mix, as well as reductions in direct operating, general and administrative and marketing expenses as the business continues to focus on operating efficiencies and aligning its cost structure with physical rental demand.

Coinstar

Coinstar segment revenue was $85.7 million, an increase of $0.6 million compared with $85.1 million in the third quarter of 2014, primarily due to an increase in the number of Coinstar Exchange kiosks and transactions and higher revenue for Coinstar in the U.S. due to increased volume.

Coinstar revenue in the U.K. and Canada in the third quarter of 2015 was negatively impacted by unfavorable exchange rates due to the strengthening of the U.S. dollar versus the British pound and Canadian dollar compared with the prior year, and largely offset the impact of the increased coin voucher product transaction fee from 8.9% to 9.9% implemented in the U.K. in August 2014.

Coinstar segment operating income was $34.5 million in the third quarter of 2015, an increase of $1.1 million, or 3.1%, compared with $33.4 million in the third quarter of 2014. Coinstar segment operating margin increased 100 basis points to 40.3% for the third quarter of 2015, compared with 39.3% in the third quarter of 2014, as the business continues to actively manage expenses and identify additional opportunities to reduce costs.

ecoATM

Revenue in the ecoATM segment was $31.0 million in the third quarter of 2015, an increase of $1.2 million, or 4.1%, compared with $29.7 million in the third quarter of 2014. This increase was primarily due to an increase in the number of ecoATM installed kiosks, increased collections and an increase in the number of value devices sold, partially offset by a lower average selling price of value devices sold, primarily due to a lower mix of higher value devices and lower collections of value devices per kiosk due to sustained carrier marketing of alternative recycling options.

While the number of overall devices sold increased 38.5% and the number of value devices sold increased 35.1% in the third quarter of 2015 compared with the third quarter of 2014, the collection of value devices on a per kiosk basis, as well as the number of higher value devices collected, declined as a result of alternative recycling options marketed by the carriers. The average selling price of value devices sold was $59.15 in the third quarter of 2015 compared with $75.95 in the third quarter of 2014.

Segment operating loss increased to $3.1 million in the third quarter of 2015, compared with $2.0 million in the third quarter of 2014, primarily due to an increase in direct operating expenses related to costs associated with the increased installed ecoATM kiosk base.

The number of installed ecoATM kiosks were 2,210 in the third quarter of 2015, an increase of 700 compared with the third quarter of 2014. As a result of the company’s optimization efforts in the third quarter of 2015, ecoATM removed approximately 250 underperforming kiosks, primarily from the grocery channel, and redeployed approximately 180 kiosks into retailer locations, with the majority in the mall and mass merchant channels, for a net reduction of 50 kiosks from the second quarter.

CAPITAL ALLOCATION

On October 27, 2015, the company’s board of directors declared a quarterly cash dividend of $0.30 per share expected to be paid on December 8, 2015, to all stockholders of record as of the close of business on November 23, 2015.

During the third quarter of 2015, the company repurchased 938,586 shares of common stock at an average price per share of $64.73 for a total of $60.8 million. As of September 30, 2015, there was approximately $292.7 million remaining under the company’s stock repurchase authorization.

2015 ANNUAL GUIDANCE

The following table presents Outerwall’s updated full-year 2015 guidance and reflects the company’s third quarter results and current outlook on the remainder of the year:

2015 FULL-YEAR GUIDANCE Dollars in millions, except per share data	As of October 29, 2015
Consolidated results
Revenue	$2,205 — $2,240
Core adjusted EBITDA from continuing operations(1)	$490 — $510
Core diluted EPS from continuing operations(1)(2)	$8.82 — $9.52
Free cash flow(1)	$252 — $282
Weighted average diluted shares outstanding(2)	17.67 — 17.73
Core effective tax rate	35.5% — 37.5%
Segment revenue
Redbox	$1,790 — $1,815
Coinstar	$315 — $320
ecoATM	$100 — $105
Capital expenditures
Redbox	$15 — $18
Coinstar	$12 — $14
ecoATM	$25 — $31
Corporate	$19 — $23

Total CAPEX	$71 — $86

Net kiosk installations
Redbox	(1,500) — (1,700)
Coinstar	(150) — (175)
ecoATM	400 — 450

[1]	Refer to Appendix A for a discussion of Use of Non-GAAP Financial Measures and Core and Non-Core Results
[2]	Excludes the impact of any potential share repurchases for the remainder of 2015

ADDITIONAL INFORMATION

Additional information regarding the company’s 2015 third quarter operating and financial results and guidance is included in the company’s prepared remarks, which, as well as this press release, are posted on the Investor Relations section of the corporate website at ir.outerwall.com.

CONFERENCE CALL

The company will host a conference call today at 2:30 p.m. PDT (5:30 p.m. EDT) to discuss third quarter 2015 earnings results and an update to 2015 guidance. The conference call will be webcast live and archived on the Investor Relations section of Outerwall’s website at ir.outerwall.com. A recording of the call will be available approximately two hours after the call ends through November 12, 2015, at 1-855-859-2056 or 1-404-537-3406, using conference ID 46780582.

ABOUT OUTERWALL INC.

Outerwall Inc. (Nasdaq: OUTR) has more than 20 years of experience creating some of the most profitable spaces for their retail partners. The company delivers breakthrough kiosk experiences that delight consumers and generate revenue for retailers. As the company that brought consumers Redbox® entertainment, Coinstar® money services, and ecoATM® electronics recycling kiosks, Outerwall is leading the next generation of automated retail and paving the way for inventive, scalable businesses. Outerwall™ kiosks are in neighborhood grocery stores, drug stores, mass merchants, malls, and other retail locations in the United States, Canada, Puerto Rico, the United Kingdom, and Ireland. Learn more at www.outerwall.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “will,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Outerwall Inc.’s anticipated growth and future operating results, including 2015 full year results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Outerwall Inc. or its subsidiaries, as well as from risks and uncertainties beyond Outerwall Inc.’s control. Such risks and uncertainties include, but are not limited to,

•	competition from other entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into new businesses, including ecoATM and SAMPLEit,

•	our ability to repurchase stock and the availability of an open trading window,

•	our declaration and payment of dividends, including our board’s discretion to change the dividend policy,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the timing of new DVD releases and the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	the effective management of our content library,

•	the timing of the release slate and the relative attractiveness of titles in a particular quarter or year,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	loss of key personnel or the inability of replacements to quickly and successfully perform in those new roles,

•	the ability to generate sufficient cash flow to timely and fully service indebtedness and adhere to certain covenants and restrictions,

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Outerwall Inc.’s expectations as of the date of this press release. Outerwall Inc. undertakes no obligation to update the information provided herein.

# # #

(Consolidated Financial Statements, Business Segment Information and Appendix A Follow)

Investor Contact:

Rosemary Moothart

Director of Investor Relations

425-943-8140

rosemary.moothart@outerwall.com

Media Contact:

Art Pettigrue

Senior Director, Communications

425-943-8576

art.pettigrue@outerwall.com

OUTERWALL INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue	$512,055	$549,899	$1,666,060	$1,694,188
Expenses:
Direct operating(1)	340,199	379,442	1,115,002	1,180,818
Marketing	7,131	9,143	23,598	25,272
Research and development	1,514	2,999	5,637	9,885
General and administrative	47,818	47,586	145,157	148,790
Restructuring and lease termination costs	—	—	15,851	557
Depreciation and other	39,880	46,380	127,740	142,134
Amortization of intangible assets	3,308	3,665	9,926	11,347
Goodwill impairment	—	—	85,890	—

Total expenses	439,850	489,215	1,528,801	1,518,803

Operating income	72,205	60,684	137,259	175,385
Other expense, net:
Loss from equity method investments, net	(328)	(11,352)	(593)	(31,261)
Interest expense, net	(11,973)	(12,465)	(36,227)	(35,045)
Other, net	(1,384)	(1,352)	(3,088)	(386)

Total other expense, net	(13,685)	(25,169)	(39,908)	(66,692)

Income from continuing operations before income taxes	58,520	35,515	97,351	108,693
Income tax expense	(20,928)	(13,392)	(64,955)	(35,131)

Income from continuing operations	37,592	22,123	32,396	73,562
Loss from discontinued operations, net of tax	(256)	(4,233)	(5,077)	(10,744)

Net income	37,336	17,890	27,319	62,818
Foreign currency translation adjustment(2)	(1,651)	(695)	1,676	(156)

Comprehensive income	$35,685	$17,195	$28,995	$62,662

Income from continuing operations attributable to common shares:
Basic	$36,462	$21,384	$31,491	$71,268
Diluted	$36,462	$21,392	$31,491	$71,309

Basic earnings (loss) per common share:
Continuing operations	$2.12	$1.14	$1.77	$3.43
Discontinued operations	(0.02)	(0.23)	(0.28)	(0.52)

Basic earnings per common share	$2.10	$0.91	$1.49	$2.91

Diluted earnings (loss) per common share:
Continuing operations	$2.12	$1.12	$1.77	$3.37
Discontinued operations	(0.02)	(0.22)	(0.29)	(0.51)

Diluted earnings per common share	$2.10	$0.90	$1.48	$2.86

Weighted average common shares used in basic and diluted per share calculations:
Basic	17,220	18,798	17,775	20,792
Diluted	17,229	19,021	17,789	21,186

Dividends declared per common share	$0.30	$—	$0.90	$—

(1)	“Direct operating” excludes “Depreciation and other” of $28.7 million and $86.7 million for the three and nine months ended September 30, 2015, respectively, and $31.2 million and $94.3 million for the three and nine months ended September 30, 2014, respectively.
(2)	Foreign currency translation adjustment had no tax effect for the three and nine months ended September 30, 2015 and 2014, respectively.

OUTERWALL INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	September 30, 2015	December 31, 2014
Assets
Current Assets:
Cash and cash equivalents	$195,603	$242,696
Accounts receivable, net of allowances of $816 and $2,223	23,748	48,590
Content library	126,769	180,121
Prepaid expenses and other current assets	42,406	39,837

Total current assets	388,526	511,244
Property and equipment, net	341,002	428,468
Deferred income taxes	2,712	11,378
Goodwill and other intangible assets, net	528,138	623,998
Other long-term assets	6,443	8,231

Total assets	$1,266,821	$1,583,319

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$119,148	$168,633
Accrued payable to retailers	101,101	126,290
Other accrued liabilities	147,908	137,126
Current portion of long-term debt and other long-term liabilities	17,868	20,416
Deferred income taxes	9,501	21,432

Total current liabilities	395,526	473,897
Long-term debt and other long-term liabilities	856,275	973,669
Deferred income taxes	17,071	38,375

Total liabilities	1,268,872	1,485,941
Commitments and contingencies
Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value - 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value - 60,000,000 authorized;
36,710,717 and 36,600,166 shares issued;
17,246,475 and 18,926,242 shares outstanding;	481,281	473,592
Treasury stock	(1,116,205)	(996,293)
Retained earnings	631,507	620,389
Accumulated other comprehensive income (loss)	1,366	(310)

Total stockholders’ equity (deficit)	(2,051)	97,378

Total liabilities and stockholders’ equity (deficit)	$1,266,821	$1,583,319

OUTERWALL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Operating Activities:
Net income	$37,336	$17,890	$27,319	$62,818
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and other	39,880	47,898	133,598	146,156
Amortization of intangible assets	3,308	3,671	9,970	11,366
Share-based payments expense	4,829	3,249	12,021	10,093
Windfall excess tax benefits related to share-based payments	(29)	(35)	(715)	(1,988)
Deferred income taxes	(21,741)	(2,404)	(25,680)	(17,408)
Restructuring and lease termination costs(2)	—	—	1,680	—
Loss from equity method investments, net	328	11,352	593	31,261
Amortization of deferred financing fees and debt discount	693	901	2,078	3,423
Loss from early extinguishment of debt	—	55	—	2,018
Goodwill impairment	—	—	85,890	—
Other	315	(313)	(501)	(1,477)
Cash flows from changes in operating assets and liabilities:
Accounts receivable, net	9,655	12,133	24,732	17,464
Content library	18,546	1,314	53,205	48,800
Prepaid expenses and other current assets	17,188	1,044	(4,894)	23,047
Other assets	84	611	406	1,647
Accounts payable	(28,383)	(26,011)	(46,080)	(97,006)
Accrued payable to retailers	(12,777)	(21,099)	(24,287)	(27,822)
Other accrued liabilities	16,327	(629)	17,439	(5,345)

Net cash flows from operating activities(1)	85,559	49,627	266,774	207,047
Investing Activities:
Purchases of property and equipment	(19,947)	(19,295)	(60,164)	(72,311)
Proceeds from sale of property and equipment	128	42	3,068	1,835
Cash paid for equity investments	—	(14,000)	—	(24,500)

Net cash flows used in investing activities(1)	(19,819)	(33,253)	(57,096)	(94,976)
Financing Activities:
Proceeds from issuance of senior unsecured notes	—	—	—	295,500
Proceeds from new borrowing on Credit Facility	35,000	130,000	147,000	635,000
Principal payments on Credit Facility	(72,813)	(86,875)	(258,563)	(621,250)
Financing costs associated with Credit Facility and senior unsecured notes	(9)	(824)	(9)	(2,906)
Settlement and conversion of convertible debt	—	(33,425)	—	(51,149)
Repurchases of common stock	(60,758)	(70,598)	(123,489)	(545,078)
Dividends paid	(5,139)	—	(16,158)	—
Principal payments on capital lease obligations and other debt	(2,660)	(3,516)	(8,938)	(10,597)
Windfall excess tax benefits related to share-based payments	29	35	715	1,988
Withholding tax paid on vesting of restricted stock net of proceeds from exercise of stock options	(45)	(59)	(1,246)	(1,084)

Net cash flows used in financing activities(1)	(106,395)	(65,262)	(260,688)	(299,576)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Effect of exchange rate changes on cash	(1,450)	563	3,917	969

Change in cash and cash equivalents	(42,105)	(48,325)	(47,093)	(186,536)
Cash and cash equivalents:
Beginning of period	237,708	233,226	242,696	371,437

End of period	$195,603	$184,901	$195,603	$184,901

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$12,151	$12,614	$34,997	$29,824
Cash paid during the period for income taxes, net	$17,551	$14,594	$84,447	$23,783
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment financed by capital lease obligations	$994	$1,901	$1,971	$7,414
Purchases of property and equipment included in ending accounts payable	$3,422	$5,869	$3,422	$5,869
Common stock issued on conversion of callable convertible debt	$—	$14,057	$—	$24,255
Non-cash debt issue costs	$—	$—	$—	$4,500

(1)	During the first quarter of 2015 we discontinued our Redbox operations in Canada. 2014 also includes the wind-down process of certain new ventures that were discontinued during 2013. Cash flows from these discontinued operations are not segregated from cash flows from continuing operations in all periods presented.
(2)	The non-cash restructuring and lease termination costs in the nine months ended September 30, 2015 of $1.7 million is composed of $6.9 million in impairments of lease related assets partially offset by a $5.2 million benefit resulting from the lease termination.

OUTERWALL INC.

BUSINESS SEGMENT AND ENTERPRISEWIDE INFORMATION

(unaudited)

Changes in our Organizational Structure

During the first quarter of 2015, we added ecoATM, our electronic device recycling business, as a separate reportable segment. Previously, the results of ecoATM along with those of other self-service concepts were included in our New Ventures segment. The combined results of the other self-service concepts, which include product sampling kiosk concept SAMPLEit, are now included in the All Other reporting category in the reconciliation below as they do not meet quantitative thresholds to be reported as a separate segment. All goodwill previously allocated to the New Ventures segment has been allocated to the ecoATM segment.

Comparability of Segment Results

We have recast prior period results for the following:

•	Discontinued operations, consisting of our Redbox operations in Canada which we shut down during the first quarter of 2015; and

•	The addition of our ecoATM segment and an All Other reporting category, which we added during the first quarter of 2015.

Our analysis and reconciliation of our segment information to the consolidated financial statements that follows covers our results of operations, which consists of our Redbox, Coinstar and ecoATM segments, Corporate Unallocated expenses and All Other. All Other includes the results of other self-service concepts, which we regularly assess to determine whether continued funding or other alternatives are appropriate.

OUTERWALL INC.

BUSINESS SEGMENT AND ENTERPRISEWIDE INFORMATION

(unaudited)

Dollars in thousands
Three Months Ended September 30, 2015	Redbox	Coinstar	ecoATM	All Other	Corporate Unallocated	Total
Revenue	$395,372	$85,677	$30,965	$41	$—	$512,055
Expenses:
Direct operating	269,022	41,249	28,583	786	559	340,199
Marketing	4,180	1,439	1,134	262	116	7,131
Research and development	—	—	1,201	—	313	1,514
General and administrative	31,788	8,502	3,105	933	3,490	47,818
Goodwill impairment	—	—	—	—	—	—

Segment operating income (loss)	90,382	34,487	(3,058)	(1,940)	(4,478)	115,393
Less: depreciation, amortization and other	(27,754)	(7,942)	(6,788)	(704)	—	(43,188)

Operating income (loss)	62,628	26,545	(9,846)	(2,644)	(4,478)	72,205
Loss from equity method investments, net	—	—	—	—	(328)	(328)
Interest expense, net	—	—	—	—	(11,973)	(11,973)
Other, net	—	—	—	—	(1,384)	(1,384)

Income (loss) from continuing operations before income taxes	$62,628	$26,545	$(9,846)	$(2,644)	$(18,163)	$58,520

Dollars in thousands
Three Months Ended September 30, 2014	Redbox	Coinstar	ecoATM	All Other	Corporate Unallocated	Total
Revenue	$435,083	$85,074	$29,733	$9	$—	$549,899
Expenses:
Direct operating	308,123	42,428	26,411	577	1,903	379,442
Marketing	5,419	1,834	973	239	678	9,143
Research and development	15	64	1,360	728	832	2,999
General and administrative	33,249	7,313	3,027	858	3,139	47,586

Segment operating income (loss)	88,277	33,435	(2,038)	(2,393)	(6,552)	110,729
Less: depreciation, amortization and other	(36,685)	(8,989)	(4,297)	(74)	—	(50,045)

Operating income (loss)	51,592	24,446	(6,335)	(2,467)	(6,552)	60,684
Loss from equity method investments, net	—	—	—	—	(11,352)	(11,352)
Interest expense, net	—	—	—	—	(12,465)	(12,465)
Other, net	—	—	—	—	(1,352)	(1,352)

Income (loss) from continuing operations before income taxes	$51,592	$24,446	$(6,335)	$(2,467)	$(31,721)	$35,515

OUTERWALL INC.

BUSINESS SEGMENT AND ENTERPRISEWIDE INFORMATION

(unaudited)

Dollars in thousands
Nine Months Ended September 30, 2015	Redbox	Coinstar	ecoATM	All Other	Corporate Unallocated	Total
Revenue	$1,353,881	$235,286	$76,776	$117	$—	$1,666,060
Expenses:
Direct operating	913,401	117,870	78,616	3,055	2,060	1,115,002
Marketing	13,271	3,849	5,013	840	625	23,598
Research and development	—	—	4,206	(84)	1,515	5,637
General and administrative	99,859	24,065	7,167	6,084	7,982	145,157
Restructuring and lease termination costs	15,174	550	127	—	—	15,851
Goodwill impairment	—	—	85,890	—	—	85,890

Segment operating income (loss)	312,176	88,952	(104,243)	(9,778)	(12,182)	274,925
Less: depreciation, amortization and other	(92,424)	(24,197)	(18,995)	(2,050)	—	(137,666)

Operating income (loss)	219,752	64,755	(123,238)	(11,828)	(12,182)	137,259
Loss from equity method investments, net	—	—	—	—	(593)	(593)
Interest expense, net	—	—	—	—	(36,227)	(36,227)
Other, net	—	—	—	—	(3,088)	(3,088)

Income (loss) from continuing operations before income taxes	$219,752	$64,755	$(123,238)	$(11,828)	$(52,090)	$97,351

Dollars in thousands
Nine Months Ended September 30, 2014	Redbox	Coinstar	ecoATM	All Other	Corporate Unallocated	Total
Revenue	$1,390,970	$233,707	$69,478	$33	$—	$1,694,188
Expenses:
Direct operating	989,100	120,354	64,729	1,421	5,214	1,180,818
Marketing	15,412	4,397	2,568	620	2,275	25,272
Research and development	41	486	4,535	2,035	2,788	9,885
General and administrative	105,642	21,479	9,470	2,352	9,847	148,790
Restructuring and lease termination costs	534	23	—	—	—	557

Segment operating income (loss)	280,241	86,968	(11,824)	(6,395)	(20,124)	328,866
Less: depreciation, amortization and other	(114,872)	(26,473)	(11,821)	(315)	—	(153,481)

Operating income (loss)	165,369	60,495	(23,645)	(6,710)	(20,124)	175,385
Loss from equity method investments, net	—	—	—	—	(31,261)	(31,261)
Interest expense, net	—	—	—	—	(35,045)	(35,045)
Other, net	—	—	—	—	(386)	(386)

Income (loss) from continuing operations before income taxes	$165,369	$60,495	$(23,645)	$(6,710)	$(86,816)	$108,693

APPENDIX A

Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations;

•	Free cash flow; and

•	Net debt and net leverage ratio.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not directly control. Our non-core adjustments for the periods presented include i) goodwill impairment, ii) restructuring costs (including severance and early lease termination costs and related impairment of assets) associated with actions to reduce costs in our continuing operations across the Company, iii) compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM and attributable to post-combination services as they are fixed amount acquisition related awards and not indicative of the directly controllable future business results, iv) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control, v) tax benefits related to a net operating loss adjustment, and vi) tax benefit related to worthless stock deduction (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either nonrecurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

Core Adjusted EBITDA from continuing operations

Our non-GAAP financial measure core adjusted EBITDA from continuing operations is defined as earnings from continuing operations before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.

A reconciliation of core adjusted EBITDA from continuing operations to net income from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in thousands	2015	2014	2015	2014
Net income from continuing operations	$37,592	$22,123	$32,396	$73,562
Depreciation, amortization and other	43,188	50,045	137,666	153,481
Interest expense, net	11,973	12,465	36,227	35,045
Income taxes	20,928	13,392	64,955	35,131
Share-based payments expense(1)	4,864	3,249	12,125	10,093

Adjusted EBITDA from continuing operations	118,545	101,274	283,369	307,312
Non-Core Adjustments:
Goodwill impairment	—	—	85,890	—
Restructuring costs	—	—	15,851	469
Rights to receive cash issued in connection with the acquisition of ecoATM	854	3,274	3,779	10,033
Loss from equity method investments, net	328	11,352	593	31,261

Core adjusted EBITDA from continuing operations	$119,727	$115,900	$389,482	$349,075

(1)	Includes both non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.

Core Diluted EPS from continuing operations

Our non-GAAP financial measure core diluted EPS from continuing operations is defined as diluted earnings per share from continuing operations utilizing the treasury stock method excluding non-core adjustments, net of applicable taxes.

A reconciliation of core diluted EPS from continuing operations to diluted EPS from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Diluted EPS from continuing operations per common share (two-class method)	$2.12	$1.12	$1.77	$3.37
Adjustment from participating securities allocation and share differential to treasury stock method(1)	0.04	0.04	0.03	0.07

Diluted EPS from continuing operations (treasury stock method)	2.16	1.16	1.80	3.44
Non-Core Adjustments, net of tax:(1)
Goodwill impairment	—	—	4.78	—
Restructuring costs	—	—	0.54	0.01
Rights to receive cash issued in connection with the acquisition of ecoATM	0.04	0.14	0.14	0.37
Loss from equity method investments, net	0.01	0.36	0.02	0.89
Tax benefit from net operating loss adjustment	—	—	—	(0.04)
Tax benefit of worthless stock deduction	—	0.01	—	(0.10)

Core diluted EPS from continuing operations	$2.21	$1.67	$7.28	$4.57

(1)	Non-Core Adjustments are presented after-tax using the applicable effective tax rate for the respective periods.

A reconciliation of amounts used in calculating core diluted EPS from continuing operations in the table above is presented in the following table:

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands	2015	2014	2015	2014
Income from continuing operations attributable to common shares	$36,462	$21,392	$31,491	$71,309
Add: income from continuing operations allocated to participating securities	1,130	731	905	2,253

Income from continuing operations	$37,592	$22,123	$32,396	$73,562

Weighted average diluted common shares	17,229	19,021	17,789	21,186
Add: diluted common equivalent shares of participating securities	142	126	182	186

Weighted average diluted shares (treasury stock method)	17,371	19,147	17,971	21,372

Free Cash Flow

Our non-GAAP financial measure free cash flow is defined as net cash provided by operating activities after capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities. A reconciliation of free cash flow to net cash provided by operating activities, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in thousands	2015	2014	2015	2014
Net cash provided by operating activities	$85,559	$49,627	$266,774	$207,047
Purchase of property and equipment	(19,947)	(19,295)	(60,164)	(72,311)

Free cash flow	$65,612	$30,332	$206,610	$134,736

Net Debt and Net Leverage Ratio

Our non-GAAP financial measure net debt is defined as the total face value of outstanding debt, including capital leases, less cash and cash equivalents held in financial institutions domestically. Our non-GAAP financial measure net leverage ratio is defined as net debt divided by core adjusted EBITDA from continuing operations for the last twelve months (LTM). We believe net debt and net leverage ratio are important non-GAAP measures because they:

•	are used to assess the degree of leverage by management;

•	provide additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities as well as additional information about our capital structure; and

•	are reported quarterly to support covenant compliance under our credit agreement.

A reconciliation of net debt to total outstanding debt including capital leases, the most comparable GAAP financial measure, is presented in the following table:

Dollars in thousands	September 30, 2015	December 31, 2014
Senior unsecured notes	$650,000	$650,000
Term loans	139,688	146,250
Revolving line of credit	55,000	160,000
Capital leases	8,177	15,391

Total principal value of outstanding debt including capital leases	852,865	971,641
Less domestic cash and cash equivalents held in financial institutions	(33,909)	(66,546)

Net debt	818,956	905,095
LTM Core adjusted EBITDA from continuing operations(1)	$537,227	$496,820

Net leverage ratio	1.52	1.82

(1)	LTM Core Adjusted EBITDA from continuing operations for the twelve months ended September 30, 2015 and December 31, 2014 was determined as follows:

Dollars in thousands
Core adjusted EBITDA from continuing operations for the nine months ended September 30, 2015	$389,482
Add: Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2014(1)	496,820
Less: Core adjusted EBITDA from continuing operations for the nine months ended September 30, 2014	(349,075)

LTM Core adjusted EBITDA from continuing operations for the twelve months ended September 30, 2015	$537,227

(1)	Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2014 is obtained from our Form 8-K filed on May 8, 2015 for the period ended December 31, 2014, where it is reconciled to net income from continuing operations, the most comparable GAAP financial measure, and represents the LTM core adjusted EBITDA from continuing operations we use in our calculation of net leverage ratio as of December 31, 2014.